Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
CanDev Resource Exploration, Inc.
(an exploration stage company)

We consent to the use in the Registration Statement of Candev Resource Exploration, Inc. (an exploration stage company) on Form SB-2 (the "Registration Statement") of our Auditors' Report dated December 7, 2006 on the balance sheet of Candev Resource Exploration, Inc. (an exploration stage company) as at October 31, 2006, and the related statements of operations, stockholders' equity and cash flows for the period from incorporation on January 10, 2006 to October 31, 2006.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

MACKAY LLP
CHARTERED ACCOUNTANTS

\s\ MacKay LLP

Vancouver, British Columbia
Canada

January 19, 2007